Lexmark reports third quarter 2012 results

•	In-line revenue and EPS exceeding guidance
•	Free cash flow of $95 million
•	$135 million expended for share repurchases in third quarter
•	Significant launch of solutions-enabled laser products

LEXINGTON, Ky., – Oct. 23, 2012 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the third quarter of 2012.

Third Quarter Results

GAAP revenue of $919 million includes $2.0 million of acquisition-related adjustments. Non-GAAP1 revenue of $921 million declined 11 percent compared with last year.

Earnings Per Share	3Q12	3Q11
GAAP	$0.00	$0.86
Restructuring-related adjustments	0.75	0.03
Acquisition-related adjustments	0.19	0.06
Non-GAAP	$0.94	$0.95

GAAP earnings per share for the third quarter of 2012 were $0.00, compared with GAAP earnings of $0.86 per share in the third quarter of 2011. Non-GAAP earnings were $0.94 per share, about flat compared with non-GAAP earnings of $0.95 per share in the third quarter of 2011.

“Our third quarter financial results were highlighted by solid free cash flow generation and ongoing growth in Perceptive Software and managed print services revenue,” said Paul Rooke, Lexmark chairman and chief executive officer. “Even with the ongoing economic weakness we are seeing, particularly in Europe, revenue for the quarter was in line with the guidance we provided in July, and non-GAAP EPS were about flat year to year and exceeded that guidance.

“Last week we announced a broad array of solutions-enabled laser products that further strengthen our smart multifunction product and managed print services leadership,” added Rooke. “We continue to leverage our investment in the Perceptive Software portfolio in combination with our smart multifunction products to reduce the complexities of manual processes and improve productivity for our customers.

“We remain committed to delivering a long-term operating income margin of 11 to 13 percent and continue to maintain capital allocation discipline to deliver shareholder value,” Rooke added. “In the past 15 months, we have returned more than $500 million to shareholders through dividends and share repurchases.”

Imaging Solutions and Services (ISS) revenue of $879 million declined 13 percent compared to the same period last year. Within ISS, Managed Print Services (MPS) revenue2 grew 2 percent, Non-MPS revenue3 declined 12 percent and Inkjet Exit revenue4 declined 29 percent year to year. Inkjet Exit revenue represented 16 percent of total revenue and is expected to decline with the company's decision to exit its remaining inkjet hardware for improved profitability.

Perceptive Software revenue was $41 million. Perceptive Software revenue, excluding acquisition-related adjustments of $2.0 million, was $43 million and grew 88 percent compared to the same period in 2011.

Lexmark’s focus continues to be on growing workgroup laser hardware and supplies, MPS, and software revenue as inkjet continues to become a less significant portion of the company’s revenue mix.

Hardware revenue and Supplies revenue declined 24 percent and 10 percent, respectively.

Software and Other revenue grew 25 percent, or 28 percent excluding acquisition-related adjustments.

Third Quarter 2012 GAAP results:
•	Revenue was $919 million compared to $1.035 billion last year.
•	Gross profit margin was 35.7 percent versus 36.9 percent in 2011.
•	Operating expense was $316 million compared to $283 million last year.
•	Operating income margin was 1.3 percent compared to 9.6 percent in 2011.
•	Net earnings were $0 million compared to 2011 net earnings of $67 million.

Third Quarter 2012 Non-GAAP results:
•	Revenue was $921 million compared to $1.035 billion last year.
•	Gross profit margin was 39.9 percent versus 37.3 percent in 2011.
•	Operating expense was $269 million compared to $279 million last year.
•	Operating income margin was 10.7 percent compared to 10.4 percent last year.
•	Net earnings were $65 million compared to $74 million in 2011.

Maintaining Capital Allocation Discipline to Deliver Shareholder Value

Lexmark is continuing to execute on its previously announced capital allocation framework of returning more than 50 percent of free cash flow5 to shareholders, on average, through quarterly dividends and share repurchases while building and growing its solutions and software business through expansion and acquisitions. Lexmark has returned more than $500 million to shareholders through dividends and share repurchases since July 2011.

In the third quarter of 2012, Lexmark paid a dividend of $0.30 per share totaling $21 million. The company also repurchased 5.8 million of the company’s shares for $120 million. An additional $15 million was paid during the third quarter to repurchase shares, with the final settlement of these shares expected to occur in the fourth quarter. The company’s remaining share repurchase authorization is currently $251 million.

The company ended the quarter with $859 million in cash and current marketable securities. Net cash provided by operating activities was $133 million. Free cash flow was $95 million. Capital expenditures were $38 million. Depreciation and amortization was $81 million.

Lexmark Extends Smart MFP Leadership with New Solutions-Enabled Laser Products

Last week, Lexmark announced a wide breadth of new laser printers and multifunction products (MFPs) built on an enhanced technology platform that delivers productivity-enhancing solutions.

Lexmark’s smart MFPs include an intuitive touch screen that provides access to many powerful applications that reduce the complexities of manual processes and improve productivity. This seamless integration of Lexmark’s smart MFPs with the Perceptive Software portfolio helps improve infrastructure efficiency and team performance to propel growth.

Some of the newest additions to Lexmark’s printer and MFP product families include:

•
CX510 color laser MFP – Designed for mid-size workgroups, the Lexmark CX510 offers time-saving productivity solutions that are typically present on larger devices. This device produces professional-quality color worthy of branded marketing collateral thanks to Lexmark's calibration technology for the PANTONE® color system and Lexmark Named Color Replacement true color matching.

•
MX812 monochrome laser MFP – This high-performance MFP features exceptionally fast processor, print, copy and scan speeds. As the first A4 monochrome laser MFP to print and copy up to 70 pages per minute6, as well as to deliver the first page in as quickly as four seconds6, this is the ideal device for large enterprise workgroups who need a workhorse in the office. It provides professional finishing and comes with pre-loaded business solutions that are quickly accessible through an intuitive 10.2-inch color touch screen. An extra high-yield 45,000-page Unison toner cartridge, the largest in its class6, ensures fewer user interventions to replace toner.

•
MX611 monochrome laser MFP – The Lexmark MX611 features a vibrant 7-inch color touch screen, providing access to pre-installed workflow solutions that enhance business productivity by automating tasks. It’s a workhorse equipped to print up to 50 pages per minute and prints or copies a first page in as quickly as seven seconds. The Lexmark MX611 is the only MFP in its class7 that offers an automatic inline stapler finishing option.

•
MX410 monochrome laser MFP – The Lexmark MX410 introduces solutions capabilities on an MFP below the affordable $600 price point. The device saves time with fast processor, print, copy and scan speeds, and with powerful productivity solutions via the 4.3-inch color touch screen. It prints up to 10,000 pages per month, up to 40 pages per minute, and prints or copies a first page in as quickly as seven seconds.

•
MS610 monochrome laser printer – Starting at $699, the Lexmark MS610 is impressive in its own right with duplex and built-in productivity solutions8. As the fastest compact A4 monochrome laser printer9, it prints up to 16,000 pages per month, up to 50 pages per minute, and a first page in as little as six-and-a-half seconds. The easy-to-use 4.3-inch color touch screen8 also enables users to manage jobs right at the device.

Lexmark’s Value Proposition Resonates with Fortune Global 50 Companies

Statoil, a leading energy company within the oil and gas production industry, has chosen Lexmark for a five-year printing solution services agreement approximately valued at $20 million for the initial contract period. Lexmark is now the sole printing solution services provider for Statoil operations worldwide. Lexmark solutions and services will be executed globally throughout Statoil's organization, providing consistency and visibility to its output fleet.

Siemens, a global powerhouse in electronics and electrical engineering, has selected Perceptive Intelligent Capture, powered by Brainware, for the automation of accounts payable operations within the company’s European Shared Services Center in Germany. The customer will implement Perceptive Software’s intelligent data capture platform for the processing of more than 1.5 million invoices annually, with the possibility of expanding these capabilities to other document-driven routines throughout the organization. This contract represents another clear example of Perceptive Intelligent Capture’s value proposition as an enabler of world-class efficiency and process transparency within the framework of global shared services.

Perceptive Software recently announced that ING Group, one of the world’s largest banks with more than $1.6 trillion in assets, has implemented Perceptive Intelligent Capture, powered by Brainware, for the efficient capture and validation of header and line-item data from paper-based documents at the financial institution’s headquarters in Amsterdam, The Netherlands. No other data capture offering can match Perceptive Intelligent Capture’s out-of-the-box capabilities for integration with disparate content management platforms, handling numerous languages, addressing different and complex reporting requirements, and touchless processing of P.O.-based invoices.

Looking Forward

In the fourth quarter of 2012, the company currently expects revenue to decline 10 to 12 percent year on year. GAAP earnings per share in the fourth quarter of 2012 are expected to be around $0.17 to $0.27, compared with GAAP earnings per share of $0.94 in the fourth quarter of 2011.  Non-GAAP earnings per share in the fourth quarter of 2012 are expected to be around $0.82 to $0.92, compared with non-GAAP earnings per share of $1.25 in the fourth quarter of 2011.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 33692937.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a Lexmark company, is a leading provider of process and content management software that helps organizations fuel greater operational efficiency. In 2011, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter.

For more information about Perceptive Software, please visit the company’s Facebook and Twitter profiles.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy, fluctuations in foreign currency exchange rates; inability to realize all of the anticipated benefits of the Company’s acquisitions; market acceptance of new products and pricing programs; decreased supplies consumption; inability to be successful in the Company’s transition to a higher-usage, higher value product portfolio; possible changes in the size of expected restructuring costs, charges, and savings; failure to implement workforce reductions and execute planned cost reduction measures; reliance on international production facilities, manufacturing partners and certain key suppliers; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; periodic variations affecting revenue and profitability; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; entrance into the market of additional competitors focused on imaging and software solutions, including enterprise content management and business process management solutions; inability to perform under managed print services contracts; increased competition in the aftermarket supplies business; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to obtain and protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the Company may be a party; unforeseen cost impacts as a result of new legislation; the inability to attract, retain and motivate key employees; changes in a country’s political or economic conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners. Unison is a trademark of Lexmark International, Inc. All prices are estimated street prices in U.S. dollars – actual prices may vary.  All prices, features, specifications and capabilities are subject to change without notice. PANTONE® is a registered trademark of Pantone, Inc.

(1)
In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP earnings per share amounts and related income statement items which management believes provides useful information to investors.  When used in this press release, “non-GAAP” earnings per share amounts and related income statement items exclude restructuring-related and acquisition-related adjustments. The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.
(2)	MPS revenue is defined as ISS laser hardware, supplies and fleet management solutions sold through a managed services agreement.
(3)
Non-MPS revenue is defined as ISS laser hardware, laser supplies, dot matrix hardware, and dot matrix supplies not sold as a part of an MPS agreement. Non-MPS also includes parts and service related to hardware maintenance.

(4)	Inkjet Exit revenue is defined as consumer and business inkjet hardware and supplies that the company is exiting.
(5)	Free Cash Flow is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets.
(6)
Based on a comparison of A4 monochrome multifunction laser printers priced $2,000 and above. Data sourced from manufacturers' websites and independent competitive intelligence analysts as of August 2012.

(7)	Based on a comparison of A4 monochrome multifunction laser printers priced under $2,000. Data sourced from manufacturers' websites and independent competitive intelligence analysts as of August 2012.
(8)	Applies to the Lexmark MS610de and MS610dte configurations only.
(9)	Based on a comparison of A4 monochrome laser printers that weigh less than 40 lbs. Data sourced from manufacturers' websites and independent competitive intelligence analysts as of August 2012.

Investor Contact:
John Morgan
(859) 232-5568
jmorgan@lexmark.com

Media Contact:
Jerry Grasso
(859) 232-3546
ggrasso@lexmark.com

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Revenue	$919.2	$1,034.9	$2,830.2	$3,113.5
Cost of revenue	590.8	653.2	1,759.8	1,929.0
Gross profit	328.4	381.7	1,070.4	1,184.5

Research and development	93.5	95.0	284.7	276.3
Selling, general and administrative	199.9	187.3	595.6	560.4
Restructuring and related charges (reversals)	22.7	0.4	28.2	(2.3)
Operating expense	316.1	282.7	908.5	834.4

Operating income	12.3	99.0	161.9	350.1

Interest expense (income), net	7.7	7.5	22.1	22.3
Other (income) expense, net	(0.2)	(0.4)	0.5	(0.7)

Earnings before income taxes	4.8	91.9	139.3	328.5

Provision for income taxes	4.8	24.9	39.3	76.9
Net earnings	$0.0	$67.0	$100.0	$251.6

Net earnings per share:
Basic	$0.00	$0.87	$1.43	$3.21
Diluted	$0.00	$0.86	$1.41	$3.17

Shares used in per share calculation:
Basic	68.1	77.2	70.0	78.5
Diluted	68.9	78.0	70.9	79.3
Cash dividends declared per common share	$0.30	$0.00	$0.85	$0.00

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	September 30	December 31
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$179.7	$356.1
Marketable securities	679.6	793.3
Trade receivables, net	522.9	457.8
Inventories	288.5	335.5
Prepaid expenses and other current assets	249.6	266.1
Total current assets	1,920.3	2,208.8

Property, plant and equipment, net	850.3	888.8
Marketable securities	9.0	11.5
Goodwill	358.9	216.4
Intangibles, net	212.3	151.2
Other assets	150.0	160.3
Total assets	$3,500.8	$3,637.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$349.9	$-
Accounts payable	481.8	486.5
Accrued liabilities	609.0	636.8
Total current liabilities	1,440.7	1,123.3

Long-term debt	299.5	649.3
Other liabilities	467.8	472.7
Total liabilities	2,208.0	2,245.3

Stockholders' equity:
Common stock and capital in excess of par	878.7	867.5
Retained earnings	1,521.1	1,482.3
Treasury stock, net	(829.4)	(654.4)
Accumulated other comprehensive loss	(277.6)	(303.7)
Total stockholders' equity	1,292.8	1,391.7
Total liabilities and stockholders' equity	$3,500.8	$3,637.0

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	3Q12	3Q11
GAAP	$0	$67
Restructuring-related charges & project costs	52	2
Acquisition-related adjustments	13	5
Non-GAAP	$65	$ 74

	Nine months ended September 30
Net Earnings (In Millions)	2012	2011
GAAP	$100	$252
Restructuring-related charges & project costs	67	8
Acquisition-related adjustments	38	15
Non-GAAP	$204	$274

Earnings Per Share	3Q12	3Q11
GAAP	$0.00	$0.86
Restructuring-related charges & project costs	0.75	0.03
Acquisition-related adjustments	0.19	0.06
Non-GAAP	$0.94	$0.95

	Nine months ended September 30
Earnings Per Share	2012	2011
GAAP	$1.41	$3.17
Restructuring-related charges & project costs	0.94	0.10
Acquisition-related adjustments	0.53	0.19
Non-GAAP	$2.88	$3.46

Earnings Per Share Guidance	4Q12	4Q11
GAAP	$0.17 - $0.27	$0.94
Restructuring-related charges & project costs	0.47	0.21
Acquisition-related adjustments	0.18	0.11
Non-GAAP	$0.82 - $0.92	$1.25

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	3Q12	3Q11
GAAP	$919	$1,035
Acquisition-related adjustments (1)(2)	2	0
Non-GAAP	$921	$1,035

Software and Other Revenue (In Millions) **	3Q12	3Q11
GAAP	$85	$67
Acquisition-related adjustments (1)(2)	2	0
Non-GAAP	$87	$67

Perceptive Software Revenue (In Millions) ***	3Q12	3Q11
GAAP	$41	$23
Acquisition-related adjustments (1)(2)	2	0
Non-GAAP	$43	$23

Gross Profit (In Millions)	3Q12	3Q11
GAAP	$328	$382
Restructuring-related charges & project costs (3)(4)	29	0
Acquisition-related adjustments (1)(2)	11	4
Non-GAAP	$368	$386

Gross Profit Margin (%)	3Q12	3Q11
GAAP	35.7%	36.9%
Restructuring-related charges & project costs	3.1%	0.0%
Acquisition-related adjustments	1.1%	0.4%
Non-GAAP	39.9%	37.3%

Operating Expense (In Millions)	3Q12	3Q11
GAAP	$316	$283
Restructuring-related charges & project costs (3)(4)	(40)	(2)
Acquisition-related adjustments (1)(2)	(7)	(2)
Non-GAAP	$269	$279

Operating Income (In Millions)	3Q12	3Q11
GAAP	$12	$99
Restructuring-related charges & project costs (3)(4)	69	3
Acquisition-related adjustments (1)(2)	17	6
Non-GAAP	$99	$108

Operating Income Margin (%)	3Q12	3Q11
GAAP	1.3%	9.6%
Restructuring-related charges & project costs	7.5%	0.3%
Acquisition-related adjustments	1.9%	0.6%
Non-GAAP	10.7%	10.4%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*
Year-to-year Revenue growth was approximately -11% on a GAAP basis and -11% on a non-GAAP basis. Financial results of 2012 include those of Brainware, ISYS, and Nolij acquired in the first quarter of 2012.

**
Year-to-year Software and Other Revenue growth was approximately 25% on a GAAP basis and 28% on a non-GAAP basis. Financial results of 2012 include those of Brainware, ISYS, and Nolij acquired in the first quarter of 2012.

***
Year-to-year Perceptive Software Revenue growth was approximately 80% on a GAAP basis and 88% on a non-GAAP basis. Financial results of 2012 include those of Brainware, ISYS, and Nolij acquired in the first quarter of 2012.

(1)
Amounts for the three months ended September 30, 2012, include total acquisition-related adjustments of $17.3 million with $2.0 million, $8.5 million, $0.4 million and $6.4 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the three months ended September 30, 2011, include total acquisition-related adjustments of $5.8 million with $0.1 million, $3.9 million, $0.1 million and $1.7 million in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)
Amounts for the three months ended September 30, 2012, include total restructuring-related charges and project costs of $69.1 million with $28.8 million and $17.6 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $22.7 million in Restructuring and related charges (reversals).

(4)
Amounts for the three months ended September 30, 2011, include total restructuring-related charges and project costs of $2.8 million with $0.5 million and $1.9 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $0.4 million in Restructuring and related charges (reversals).

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)
	Nine months ended September 30

Revenue (In Millions) *	2012	2011
GAAP	$2,830	$3,113
Acquisition-related adjustments (1)(2)	5	4
Non-GAAP	$2,835	$3,117

Software and Other Revenue (In Millions) **	2012	2011
GAAP	$242	$202
Acquisition-related adjustments (1)(2)	5	4
Non-GAAP	$247	$206

Perceptive Software Revenue (In Millions) ***	2012	2011
GAAP	$114	$65
Acquisition-related adjustments (1)(2)	5	4
Non-GAAP	$119	$69

Gross Profit (In Millions)	2012	2011
GAAP	$1,070	$1,185
Restructuring-related charges & project costs (3)(4)	37	1
Acquisition-related adjustments (1)(2)	25	15
Non-GAAP	$1,132	$1,200

Gross Profit Margin (%)	2012	2011
GAAP	37.8%	38.0%
Restructuring-related charges & project costs	1.3%	0.0%
Acquisition-related adjustments	0.9%	0.5%
Non-GAAP	39.9%	38.5%

Operating Expense (In Millions)	2012	2011
GAAP	$909	$834
Restructuring-related charges & project costs (3)(4)	(52)	(9)
Acquisition-related adjustments (1)(2)	(25)	(4)
Non-GAAP	$831	$821

Operating Income (In Millions)	2012	2011
GAAP	$162	$350
Restructuring-related charges & project costs (3)(4)	89	10
Acquisition-related adjustments (1)(2)	50	19
Non-GAAP	$301	$379

Operating Income Margin (%)	2012	2011
GAAP	5.7%	11.2%
Restructuring-related charges & project costs	3.1%	0.3%
Acquisition-related adjustments	1.8%	0.6%
Non-GAAP	10.6%	12.2%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*
Year-to-year Revenue growth was approximately -9% on a GAAP basis and -9% on a non-GAAP basis. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

**
Year-to-year Software and Other Revenue growth was approximately 20% on a GAAP basis and 20% on a non-GAAP basis. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

***
Year-to-year Perceptive Software Revenue growth was approximately 75% on a GAAP basis and 73% on a non-GAAP basis. Financial results of 2012 include those of Brainware, ISYS, and Nolij subsequent to the date of acquisition.

(1)
Amounts for the nine months ended September 30, 2012, include total acquisition-related adjustments of $50.0 million with $4.8 million, $19.9 million, $0.7 million and $24.6 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(2)
Amounts for the nine months ended September 30, 2011, include total acquisition-related adjustments of $19.1 million with $3.6 million, $11.3 million, $0.3 million and $3.9 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)
Amounts for the nine months ended September 30, 2012, include total restructuring-related charges and project costs of $88.7 million with $36.5 million and $24.0 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $28.2 million in Restructuring and related charges (reversals).

(4)
Amounts for the nine months ended September 30, 2011, include total restructuring-related charges and project costs of $10.0 million with $0.8 million and $11.5 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $(2.3) million in Restructuring and related charges (reversals).

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into two broad general categories that are described below:

1) Restructuring-related charges
In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be part of core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits, pension and postretirement plan curtailments, inventory-related charges and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition-related adjustments
In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue
Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets
Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs
In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as  investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration  costs may consist of information technology expenses, consulting costs and travel expenses as well as non-cash charges related to the abandonment of assets under construction by the Company that are determined to be duplicative of assets of the acquired company. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the  Company’s performance on a continuing and comparable basis.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.